Text and description of graphic and image material appearing on the form of certificate for shares of the common stock of

                         Information Network Radio, Inc.

               Exhibit 4.2 to Registration Statement on Form SB-2


The borders around the edge of the certificate and around the space for certificate number and number of shares are standard printer's forms, with no text. The Company's corporate seal is reproduced at the bottom center of the front. The Company's logo (consisting of block letters "IN," with a globe on top of the I, with "RADIO" on one side of the block letters and "Information Network Radio" on the other side) appear centered near the top. Facsimile signatures of the chairman and secretary of the Company are at the bottom left and right, and the name and space for authorized signature of the transfer agent are on the lower right side of the certificate face.

On the reverse side of the certificate, before the language and spaces for use in effecting a transfer of the shares represented by the certificate, are these words:

         A statement of the rights, preferences, privileges and restrictions granted to or imposed upon the respective classes or series of shares of stock of the Corporation, and upon the holders thereof as established by the Articles of Incorporation or by any certificate of determination of preferences, and the number of shares constituting each series or class and the designations thereof, may be obtained by any shareholder of the Corporation upon request and without charge from the Secretary of the Corporation at the principal office of the Corporation.

                                                                     EXHIBIT 4.2